Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION

ANNOUNCES PRELIMINARY FISCAL 2012 SECOND QUARTER RESULTS

Minneapolis, MN, September 22, 2011 — Christopher & Banks Corporation (NYSE: CBK) today announced preliminary results for the fiscal second quarter ended August 27, 2011 as follows.

For the fiscal 2012 second quarter:

•                  Net sales are expected to be $96.2 million, as compared to $101.3 million in the same period last year.  Comparable store sales declined 8%.

•                  Gross margin is expected to be in the range of 28.3% to 28.9%, as compared to 35.3% in the same period last year.

•                  Operating loss is expected to be in the range of $12.9 million to $13.5 million for the second quarter of fiscal 2012.

•                  Net loss per share is expected to be in the range of $0.37 to $0.39, which incorporates an expected tax provision of approximately $0.1 million.  Adjusted for a normalized tax rate of approximately 40%, net loss per share would be in the range of $0.22 to $0.24.

Larry Barenbaum, President and Chief Executive Officer, commented, “Our second quarter performance did not meet expectations and as a team we are disappointed with the results.  We are confident that our merchandise assortment is moving in the right direction, as customers were willing to pay higher prices on select items; however, the price increases we instituted were too aggressive for much of the assortment and as a result impacted the sell through rate.  Price appears to be less of a factor when the item is distinctive, such as unique prints and novelty details and finishes, and also offers versatile wardrobe options.  However, not enough of the assortment reflected these characteristics.  During the quarter, we increased our promotional activity in an effort to drive transactions and clear slower moving product, resulting in increased merchandise margin pressure.  In addition, we held to our accelerated clearance markdown cadence in order to mark inventory out-of-stock on a more timely basis.  We remain committed to our strategy of evolving our product offerings.  We have acted quickly to determine what adjustments we can make to our merchandise assortment and pricing strategy going forward to better meet her needs and achieve our goals.”

Balance Sheet

The Company expects to end the second quarter with cash, cash equivalents and investments of approximately $95.8 million and no long-term debt.  Total inventory at August 27, 2011 is expected to be $53.7 million, as compared to $40.1 million at August 28, 2010.  Approximately $4.2 million of the increase relates to increased inventory in-transit at the end of the second quarter resulting from the timing of merchandise receipts and a shift in payment terms for a few key suppliers from FOB destination to FOB shipping point.  In-store inventory is expected to increase approximately 13% on a dollar basis per store at the end of the second quarter, as compared to the same period last year.

The Company will provide further commentary on its second fiscal quarter as part of its second fiscal quarter earnings release and conference call which is scheduled for October 5, 2011 after the market closes.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of September 22, 2011, the Company operates 773 stores in 46 states consisting of 503 Christopher & Banks stores, 238 stores in their plus size clothing division CJ Banks, 10 dual-concept stores and 22 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements (i) that second quarter fiscal 2012 net sales are expected to be $96.2 million, as compared to $101.3 million in the same period last year; (ii) that gross margin is expected to be in the range of 28.3% to 28.9% for the second quarter of fiscal 2012, as compared to 35.3% in the same period last year; (iii) that the Company anticipates an operating loss in the range of $12.9 million to $13.5 million for the second quarter of fiscal 2012; (iv) that the Company expects to report a second quarter fiscal 2012 net loss per share in the range of $0.37 to $0.39, which incorporates an expected tax provision of approximately $0.1 million; (v) that adjusting for a normalized tax rate of approximately 40%, net loss per share for the second fiscal quarter would be in the range of $0.22 to $0.24; (vi) that the Company believes its merchandise assortment is moving in the right direction; (vii) that the Company remains committed to its strategy of evolving its product offerings; (viii) that the Company has acted quickly to determine what adjustments it can make to its merchandise assortment and pricing strategy going forward to better meet the customer’s needs and achieve the Company’s goals.; (ix) that the Company expects to end the second quarter with cash, cash equivalents and investments of approximately $95.8 million and no long-term debt; (x) that total inventory is expected to be $53.7 million at August 27, 2011, as compared to $40.1 million at August 28, 2010; and (xi) that in-store inventory is expected to increase approximately 13% on a dollar basis per store at the end of the second quarter, as compared to the same period last year.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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